Exhibit 99.1

BIOSOURCE RECEIVES PROPOSAL FROM BIO-RAD LABORATORIES

Camarillo, CA – April 7, 2005 — BioSource International, Inc. (Nasdaq: BIOI) today announced it has received an unsolicited proposal from Bio-Rad Laboratories, Inc. (Amex: BIO and BIOB) to acquire the Company.  In a letter from Bio-Rad sent to BioSource’s Chairman on April 6, 2005, Bio-Rad expressed an interest in acquiring all of BioSource’s outstanding shares at $8.50 per share in cash.  Bio-Rad’s unsolicited proposal is subject to certain conditions, including the completion of due diligence and the execution of a mutually acceptable merger agreement.  Bio-Rad also provided the Company with notice of its intention to nominate six directors for election to the BioSource Board of Directors at the Company’s 2005 annual meeting, which is scheduled to be held on May 24, 2005.

BioSource has been informed by Genstar Capital Partners II L.P., its largest stockholder, that the proposed price is significantly below Genstar’s view of BioSource’s inherent value. The Board of Directors of BioSource will review the Bio-Rad proposal and will respond following the completion of its review.

About BioSource International, Inc.

BioSource International, Inc. is a broad-based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique, biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research. For more information, please visit the Company’s Web site at www.biosource.com.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. In addition, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward looking. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.   Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, possible invalidity or infringement issues related to intellectual property or proprietary rights,  changes in customer buying patterns, one-time event, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future event, or otherwise.